EXHIBIT B

                       LICENSE AND BINDER SUPPLY AGREEMENT

         THIS LICENSE AND BINDER SUPPLY AGREEMENT ("Agreement"), is made and entered into as of June 26, 2000 by and among COALTECH NO. 1 L.P., a Delaware limited partnership ("Coaltech"), UTAH SYNFUEL #1 LTD. ("Utah Synfuel") - and COVOL TECHNOLOGIES, INC., a Delaware corporation ("Covol").

         WHEREAS, Coaltech and Covol entered into various interelated agreements relating to Covol's synthetic fuel operations in Utah (the "Utah Project");

         WHEREAS, various disputes and claims have arisen between the parties pertaining to the Utah Project and the synthetic fuel manufacturing facility currently located in Price, Utah and any location to which the facility may be moved or relocated in the future (the "Facility"); and

         WHEREAS, simultaneously with the execution of this Agreement, the parties are entering into that certain Settlement Agreement and Release dated as of the date hereof by and among Covol, Utah Synfuel, Coaltech, AJG Financial Services, Inc. and Square D Company (the "Settlement Agreement").

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                          SUPPLY AND PURCHASE OF BINDER

         Section I.1 Definition of Binder. As used herein, the term "Binder" means and refers to the binder compound necessary for the production, by Coaltech, of synthetic coal fuel that is reasonably expected to constitute "qualified fuels" pursuant to the terms of Section 29(c)1(C) of the 1986 Internal Revenue Code, as amended (the "1986 Code") and with respect to which
Section 29 is applicable pursuant to Sections 29(f) and 29(g) of the 1986 Code.

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         Section I.2 Sale and Purchase. Covol agrees to supply to Coaltech, at
Coaltech's sole discretion, such quantity of Binder as Coaltech may request pursuant to Section 1.5 hereof. On or before the fifteenth (15th) day of each calendar month immediately following the delivery of Binder to Coaltech hereunder, Covol shall deliver an invoice to Coaltech for the Binder delivered to Coaltech during the immediately preceding calendar month. Payments for Binder delivered by Covol to Coaltech during any calendar month shall be due and payable to Covol on the tenth (10th) business day after the date upon which Coaltech receives an invoice for such delivered Binder. Notwithstanding anything in this Agreement to the contrary, Covol acknowledges and agrees that Coaltech has no obligation to purchase any minimum quantity of Binder from Covol and that, in addition, Coaltech has the unrestricted right to purchase and use binders obtained from any third party in lieu of the Binder supplied by Covol.

         Section I.3 Price. The price which Coaltech shall pay for the Binder delivered to Coaltech by Covol during any calendar month shall be an amount equal to Covol's direct and actual costs of such Binder (including, but not limited to, material, labor, and transportation costs, with overhead or administrative costs or charges not to exceed $** per ton) plus ** ($**) per ton of synthetic fuel produced. To the extent that the Facility produces synthetic fuel without use of the Binder, Coaltech shall nevertheless pay to Covol ** ($**) per ton of synthetic fuel produced by the Facility. Coaltech shall have the right, directly or through its authorized representatives, at any time during normal business hours, to inspect the books and records of Covol to verify the direct and actual costs of the Binder, and to make copies or extracts of such books and records relating to such costs.

         Section I.4 Covenants of Covol and Utah Synfuel. Covol and Utah Synfuel jointly and severally covenant and agree to and with Coaltech as follows:

                  I.4.1 Covol shall convey to Coaltech good title to all Binder supplied to Coaltech by Covol hereunder, free and clear of any and all liens, claims, security interests, equities and encumbrances of any type whatsoever.

                  I.4.2 All Binder supplied by Covol to Coaltech hereunder shall be of such quality and nature as to be suitable for processing so as to produce synthetic coal fuel which constitutes "qualified fuel" for purposes of Section 29 of the 1986 Code.

                  I.4.3 The Binder shall not contain any hazardous material and all Binder shall meet all applicable laws and governmental rules, rulings, ordinances, requirements and regulations.

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                  I.4.4 Covol, at its cost and expense, shall carry from a
         reputable insurer at all times during the term of this Agreement general third party liability insurance, including product liability coverage with a ten million dollar ($10,000,000) coverage limit which may be comprised of primary and umbrella policies. Any policy providing such insurance shall name Coaltech as an additional insured thereunder and shall provide that Coaltech shall be given written notice of the cancellation of such policy, or the reduction of any amounts or coverages thereunder, not less than ten (10) business days prior to the effective date thereof. Upon the request of Coaltech, Covol shall provide Coaltech with a certificate of insurance confirming the foregoing.

         Section I.5 Order Procedure and Delivery. Coaltech shall deliver all orders for the Binder to Covol at least thirty (30) days in advance of the first day of the month in which delivery of such Binder is required under such order, and all such orders received by Covol from Coaltech during the term of this Agreement shall be deemed to have been accepted by Covol. (For example, Coaltech shall deliver an order for December delivery by no later than the immediately preceding November 1st). Each such order shall be delivered either (i) in writing, or (ii) orally by telephone by an authorized agent of Coaltech (subject to the condition that it is followed by a written purchase order within 24 hours). Such orders shall be sent to Covol at such address as Covol shall direct or, in the absence of such direction, at 3280 North Frontage Road, Lehi, Utah 84043; facsimile (801) 768-4483. Covol acknowledges that time is of the essence, and Covol agrees to deliver the Binder so ordered no later than the delivery date specified in such order.

                                   ARTICLE II.
                                GRANT OF LICENSE

         Section II.1 Definition of Synthetic Fuel Technology. As used herein, the term "Synthetic Fuel Technology" means all intellectual property, patents (including, but not limited to, United States Patent Numbers 5,487,764, 5,453,103, and 5,599,361) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, discs, algorithms, and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, including all such information in existence as of the date of this Agreement as well as related information later developed by Covol or Utah Synfuel; provided, however, that the defined term "Synthetic Fuel Technology" shall not include the proprietary process developed by Covol to produce synthetic coke extrusions and briquettes from coke breeze, iron revert materials, or any technology for other than the processing and production of synthetic coal fuel.

         Section II.2 License. Subject to the terms and conditions of this Agreement, Covol and Utah Synfuel hereby grant to Coaltech, for the full and entire term hereof, a license to use the Synthetic Fuel Technology for commercial use in connection with Coaltech's production of synthetic fuel, which license shall be paid for pursuant to section 4(d) of the Settlement Agreement. This license does not extend to the State of Alabama.

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         Section II.3 Know-How and Assistance. To enable Coaltech to benefit fully from the license of the Synthetic Fuel Technology, Covol and Utah Synfuel, promptly upon the request of Coaltech, shall provide at Covol and/or Utah Synfuel's expense (i) access to all technical information, relevant documentation, drawings, engineering specifications and other know-how in either Utah Synfuel's or Covol's possession and (ii) reasonable access to Utah Synfuel's and Covol's employees or agents who are familiar with the Synthetic Fuel Technology, and any Improvements (as defined below) to the Synthetic Fuel Technology. Covol and Utah Synfuel shall further provide to Coaltech, promptly upon the request of Coaltech, all technical advice necessary to exploit the Synthetic Fuel Technology as is reasonably requested by Coaltech and relevant to the provisions of this Agreement and Coaltech shall reimburse Covol and Utah Synfuel for its reasonable out of pocket expenses associated therewith (exclusive of compensation, employment taxes, benefits costs and overhead or administrative costs) within 30 days of invoice supported by appropriate documentation.

         Section II.4 Improvements. Each of Covol and Utah Synfuel shall notify Coaltech of any improvements, variations or modifications ("Improvements") made by it (or any of its affiliates or independent contractors or other parties retained for such purpose) on or to the Synthetic Fuel Technology promptly after such Improvements are made (including a detailed description of such improvements, variations or modifications and the technical assistance required to implement same in connection with Coaltech's operations). The term "Improvements" shall include changes in the Synthetic Fuel Technology that reduce production costs, improved performance, broaden applicability or increase marketability, but shall not include changes that do not relate to the production process using the Synthetic Fuel Technology (i..e., changes relating solely to administrative and marketing practices and procedures). Improvements made by or on behalf of Covol or Utah Synfuel (or any of their respective affiliates) shall be owned by Covol and shall be considered a part of the Synthetic Fuel Technology licensed hereunder and each of Covol and Utah Synfuel hereby grants to Coaltech (without royalty or payment) a non-exclusive license to utilize the Improvements made by any of the parties on the same terms and conditions as the Synthetic Fuel Technology is licensed to Coaltech hereunder.

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         Section II.5 Confidentiality. Each of the parties hereby agree to maintain the Synthetic Fuel Technology confidential and not to disclose the Synthetic Fuel Technology, or any aspect thereof, or the Improvements, or any aspect thereof (collectively, "Confidential Information"), except as provided in this Agreement. Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii)was available to the party receiving disclosure on the non-confidential basis prior to its receiving disclosure hereunder, or (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from the third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), shall not be subject to the terms of this Section 2.5. At the termination of this Agreement, the party receiving disclosure shall return all copies of any Confidential Information shall be returned by the party receiving disclosure. Nothing in this Agreement shall prohibit Coaltech from disclosing the Confidential Information to others as may be reasonably necessary for Coaltech to produce synthetic fuel using the Binder or to relocate any of the equipment Covol and Utah Synfuel sold to Coaltech in connection with the Facility.

                                  ARTICLE III.
                   REPRESENTATIONS, WARRANTIES AND INDEMNITIES

         Section III.1 Authority. Covol, Utah Synfuel and Coaltech represent and warrant to one another that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise,
(ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

         Section III.2 No Consent. Covol, Utah Synfuel and Coaltech represent and warrant to one another that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of any of the transactions contemplated under this Agreement.

         Section III.3  Intellectual Property Matters.

                  III.3.1 Representations of Covol. Covol represents and warrants that it (i) owns, free and clear of all liens and encumbrances, all intellectual property, patents (including but not limited to United States Patent Numbers 5,487,764, 5,453,103, and 5,599,361) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, and, the right to freely use, sell and exploit the Binder used in manufacturing synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Coaltech the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the rights, Binder and/or licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights. Covol agrees to take all steps necessary to maintain all of the patents hereunder at Covol's sole expense.

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                  III.3.2 Representations of Utah Synfuel. Utah Synfuel
         represents and warrants that it (i) has sufficient rights, free and clear of all liens and encumbrances, to all intellectual property, patents (including but not limited to United States Patent Numbers 5,487,764, 5,453,103, and 5,599,361) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, and, sufficient rights to use and exploit Binder used in manufacturing synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Coaltech the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and
         (iv) has no knowledge that the sale or use of the rights, Binder and/or licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights.

                  Section III.3.3 Guaranty of License. Each of Covol and Utah Synfuel hereby represent and warrant that they have sufficient rights in the Synthetic Fuel Technology and the Binder to make the license granted by this Agreement. Covol and Utah Synfuel agree that both Covol and Utah Synfuel and each of them is a "licensor" under Section 365(n) of the United States Bankruptcy Code.

                  Section III.3.4 Covol Indemnification. Covol and Utah Synfuel, jointly and severally, shall indemnify, defend and hold harmless Coaltech and its affiliates and their partners, directors, officers, agents, representatives, successors and assigns from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach by Covol or Utah Synfuel of any of the representations, warranties and/or covenants or agreements of Covol and/or Utah Synfuel contained in this Agreement, including, without limitation, any and all charges of patent infringement or violation of other property rights.

                  Section III.3.5 Coaltech Indemnification. Coaltech shall indemnify, defend and hold harmless Covol and Utah Synfuel and their affiliates, partners, directors, officers, agents, representatives, successors and assigns from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach by Coaltech of any of the representations, warranties and/or covenants or agreements of Coaltech contained in this Agreement.

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

                                   ARTICLE IV.
                            MISCELLANEOUS PROVISIONS

         Section IV.1 Term. This Agreement shall be for the period from the date hereof to the later of December 31, 2007 or the end of the term of Section 29 of the 1986 Code, as the same may be amended.

         Section IV.2 Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section IV.3 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section IV.4 Notices. Any notice, statement or bill provided under this Agreement, or any notice or communication required, contemplated or permitted by this Agreement by either party, shall be in writing and shall be duly delivered by personal delivery, telegram, telecopy (provided receipt thereof is confirmed in writing on the date of receipt by the recipient thereof), private courier service, postage prepaid, return receipt request, certified or registered mail or first class mail, to the party to whom intended at the following address:

         If to Covol:                      3280 North Frontage Road
                                           Lehi, Utah 84043
                                           Attn: President
                                           Facsimile: (801) 768-4483

         If to Utah Synfuel #1 Ltd.:       C/O of Covol Technologies, Inc.
                                           3280 North Frontage Road
                                           Lehi, Utah 84043
                                           Attn: President

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         If to Coaltech:                   C/O David O'Neill
                                           5487 North Milwaukee Avenue
                                           Chicago, Illinois 60630


         with a copy of  such notice       AJG Financial Services, Inc.
         to be provided to:                The Gallagher Center
                                           Two Pierce Place
                                           Itasca, Illinois 60143
                                           Attn: John C. Rosengren, Esq.
                                           Facsimile: (630) 285-3457

         Section IV.5 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section IV.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and, together with the Settlement Agreement, hereby supercedes and cancels that certain License and Binder Purchase Agreement dated as of March 7, 1997. There are no promises, terms, conditions, obligations, or warranties other than those contained herein and in the Settlement Agreement. This Agreement may not be amended except in writing signed by the parties hereto.

         Section IV.7 Governing Law. All questions concerning the execution, construction, performance, breach or enforcement of this Agreement shall be construed under the substantive laws of the State of Delaware and not just the Delaware laws regarding conflicts of laws.

         Section IV.8 Coaltech Assignment; Sublicense. Covol agrees to use reasonable efforts to cooperate with Coaltech in marketing, selling, or otherwise transferring the Facility. Coaltech may grant a sublicense to any person with respect to this Agreement (a "Facility Sub License") or assign its rights and obligations under this Agreement to an person (a "Facility Assignment"), except that any such sublicense or assignment must be limited solely to the ownership and/or operation of the Facility. No such attempted sublicense or assignment by Coaltech shall be valid unless the putative transferee shall have agreed unqualifiedly to assume the obligations of Coaltech under this Agreement and Covol shall have consented to such sublicense or assignment in writing, which consent shall not be unreasonably withheld. In the event of a Facility Assignment, if the transferee fails to make (i) any payment for the purchase of Binder required by Section 1.3 of this Agreement within 15 days of the due date therefor, or (ii) any license payment required by Section
2.2 of this Agreement and Section 4(d) of the Settlement Agreement within 15 days of the due date therefor, then AJG Financial Services, Inc., a Delaware corporation, and Square D Company, a Delaware corporation, jointly and severally agree to promptly pay Covol such unpaid amounts upon written demand therefor.

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         Section IV.9 Covol Assignment. Covol may not assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld, except that Covol shall have the right to assign its rights and obligations under this Agreement to any entity of which Covol or its partners and affiliates together own, directly or indirectly, at least eighty percent (80%) of each class of the entity's outstanding securities.

         Executed by the duly authorized representative of the parties on the date and year first above written.

                                        COALTECH NO. 1 L.P.

                                        By:      /s/ David S. O'Neill
                                        Name: David S. O'Neill
                                        Title:   Manager of the General Partner


                                        UTAH SYNFUEL #1 LTD.

                                        By:      /s/ Harlan M. Hatfield
                                        Name: Harlan M. Hatfield
                                        Title:   V.P. Covol Technologies, Inc.


                                        COVOL TECHNOLOGIES, INC.

                                        By:      /s/ Harlan M. Hatfield
                                        Name: Harlan M. Hatfield
                                        Title:   V.P.


                                        AJG FINANCIAL SERVICES,  INC.*

                                        By:      /s/ John C. Rosengren
                                        Name: John C. Rosengren
                                        Title:   Vice President


                                        SQUARE D COMPANY*

                                        By:      /s/ Dick O'Shanna
                                        Name: Dick O'Shanna
                                        Title:   V.P., Treasurer

                                        ________________________________
                                       *Solely as to Section 4.8 above.

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